Exhibit 99.1

News Release

For Immediate Release

October 19, 2017

Approach Resources Inc.

Schedules Third Quarter 2017 Earnings Call

Provides Operational and Guidance Update

Fort Worth, Texas, October 19, 2017 – Approach Resources Inc. (“Approach” or the “Company”) (NASDAQ: AREX), has scheduled an earnings call to discuss third quarter results of operations for November 3, 2017. The Company also provided an update on recent well results and updated estimates for third quarter and full year 2017. The Company remains on track to deliver full-year production volumes consistent with the lower end of previously announced guidance, despite impacts from Hurricane Harvey, while capital spending is expected to be below the lower end, and 20% below the midpoint, of prior guidance.

The Company completed two wells in the third quarter. Both wells are outperforming a 700 MBoe type curve, normalized to a 7,500 feet lateral. Both wells were completed on the Company’s University Lands acreage, with 180 feet stage spacing and approximately 2,000 pounds of sand per perforated lateral foot.

Extreme weather and flooding caused by Hurricane Harvey, and the resulting pipeline and fractionation constraints, caused our midstream operator to shut in or curtail natural gas and NGL volumes at multiple processing plants in the Permian Basin, including the plants that normally take delivery of Approach’s gas and NGLs. These impacts, along with subsequent line pressure limitations, caused Approach to curtail or shut in production in some of its wells during the third quarter.

Through the benefit of our infrastructure system and dedicated team members in the field, we were able to significantly mitigate the effect of the shut-ins, curtailment and higher line pressure by using our existing gas lift system in our horizontal well corridors, allowing us to continue to produce oil from certain wells, rerouting gas to open sales lines where possible and actively managing oil inventory storage levels.

As a result, the impact to third quarter production was limited to approximately 47,000 Boe, or approximately 500 Boe/d. Approach has returned to producing at pre-hurricane rates, and now estimates third quarter production to be approximately 11.5 MBoe/d, compared to previous guidance of 11.8-12.0 MBoe/d. Without the impact of Harvey, we estimate third quarter production would have been 12.0 MBoe/d

Ross Craft, Chairman and Chief Executive Officer, commented, “Despite the effects of Hurricane Harvey on our short-term production, we continue to be pleased with our well performance and cost controls. Two new completions this quarter are outperforming a 700 MBoe type curve. When normalized for the impact of Harvey and subsequent line pressure restrictions, production for the third quarter was tracking at the high end of prior guidance. In addition, we continue to maintain a disciplined approach to capital management with a focus on aligning capital expenditures as closely as possible with cash flows. In that light, we elected to defer completion of several wells until first quarter 2018. We now expect 2017 capex to be $47 million – $49 million, or 20% below the midpoint of our prior guidance.”

After production curtailments, shut-ins and deferral of completions, the Company still expects to achieve full-year production of 4,150 – 4,300 MBoe, which is in line with the lower end of prior guidance.

INVESTOR CONTACT Suzanne Ogle Vice President Investor Relations and Corporate Communication ir@approachresources.com 817.989.9000	APPROACH RESOURCES INC. One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 www.approachresources.com

Furthermore, the Company has been able to continue to control operating costs, and is lowering the midpoint of full year guidance for lease operating expense by 6%. Full year 2017 lease operating expense is now estimated at $4.00 – $4.50 per Boe.

The table below summarizes full year 2017 adjusted guidance.

Full Year 2017 Adjusted Guidance
Production
Oil (MBbls)	1,090 – 1,155
NGLs (MBbls)	1,440 – 1,480
Natural Gas (MMcf)	9,720 – 9,990

Total (MBoe)	4,150 – 4,300

Cash operating costs (per Boe)
Lease operating	$4.00 – $4.50
Production and ad valorem taxes	8.5% of oil & gas revenue
Cash general and administrative	$4.50 – $5.00

Non-cash operating costs (per Boe)
Non-cash general and administrative	$1.00 – $1.25
Exploration	$0.75 – $1.00
Depletion, depreciation & amortization	$17.00 – $18.00

Capital expenditures (in millions)	$47 – $49

Conference Call Information and Summary Presentation:

The Company plans to announce third quarter 2017 financial and operational results on Wednesday, November 1, 2017, after the close of trading. In addition, the Company will host a conference call on Thursday, November 2, 2017, at 10:00 AM CT (11:00 AM ET) to discuss third quarter 2017 financial and operating results. Those wishing to listen to the conference call, may do so by visiting the Events and Presentations page under the Investor Relations section of the Company’s website, www.approachresources.com, or by phone:

Conference ID	93356938
Participant Toll-Free Dial-In Number:	(844) 884-9950
Participant International Dial-In Number:	(661) 378-9660

A replay of the call will be available on the Company’s website or by dialing:

Replay Toll-Free	(855) 859-2056
Replay International:	(404) 537-3406
Conference ID:	933656938

In addition, a third quarter 2017 summary presentation will be available on the Company’s website.

About Approach Resources

Approach Resources Inc. is an independent energy company focused on the exploration, development, production and acquisition of unconventional oil and natural gas reserves in the Midland Basin of the greater Permian Basin in West Texas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include expectations of anticipated financial and operating results. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on the Company’s website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

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